Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2021 (April 14, 2021 as to the effects of the stock split described in Note 22), relating to the financial statements of Latham Group, Inc. (formerly, Latham Topco, Inc.) appearing in Registration Statement No. 333-254930, as amended.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

April 22, 2021